Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Todd Fromer / Garth Russell KCSA STRATEGIC COMMUNICATIONS 212-896-1215 / 212-896-1250

OPHTHALMIC IMAGING SYSTEMS REPORTS THIRD QUARTER 2008 RESULTS

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SACRAMENTO, Calif., November 14, 2008 - Ophthalmic Imaging Systems, a leading digital imaging company (OIS) (OTC BB: OISI) today reported financial results for the three and nine month periods ended September 30, 2008, and provided an update on the progress of its new subsidiary, Abraxas Medical Solutions.

For the quarter ended September 30, 2008, OIS reported net revenues of $3.2 million, compared with net revenues of $3.2 million for the same period in 2007. Net loss for the third quarter of 2008 was $(239,000), or $(0.01) per basic and diluted share, compared with net income of $344,000, or $0.02 per basic and diluted share, in the third quarter of 2007.

For the nine months ended September 30, 2008, OIS reported net revenues of $9.5 million, compared with net revenues of $10.9 million for the same period in 2007. Net loss for the nine months ended September 30, 2008 was $(765,000), or $(0.05) per basic and diluted share, compared with net income of $1.5 million, or $0.09 and $0.08 per basic and diluted share, respectively, for the same period in 2007. The net loss for the 2008 period includes $557,157 in costs related to the Company’s newly formed subsidiary, Abraxas Medical Solutions.

As of September 30, 2008, the Company reported $3.2 million in cash and cash equivalents and $9.2 million in total shareholders’ equity.

Gil Allon, Chief Executive Officer of OIS, stated, “We are in the process of expanding our business strategy, which will offer us a broader addressable market and diversify our customer base. Expenses associated with expanding our business - including sales and marketing, and research and development - have added pressure to our bottom line for the quarter and nine months ended September 30, 2008. The majority of these costs are tied to the development of a suite of proprietary informatics solutions through our subsidiary, Abraxas, which will be marketed to several medical fields beyond ophthalmology, including OB/GYN, Orthopedic and Primary Care.”

“Last week we launched an OIS branded EMR and PM solutions based on Abraxas’ platform at the American Academy of Ophthalmology’s Annual Meeting, along with five new software solutions for our Symphony Image Management system. OIS’ Symphony platform and OIS’ EMR and PM solutions were very well received at the meeting, as we received initial orders. We expect sales for these solutions to ramp up throughout 2009, which will help offset the softening demand for our capture imaging systems and help us achieve our goals and return the Company to consistent profitable growth.”

Opthalmic Imaging Systems
Press Release
November 14, 2008

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. Through OIS’ wholly-owned subsidiary, Abraxas Medical Solutions, the company provides Electronic Medical Records and Practice Management software to Ophthalmology as well as OBG/YN, Orthopedic and Primary care. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

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Opthalmic Imaging Systems
Press Release
November 14, 2008

Selected Financial Data

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
NET REVENUES	$3,173,696	$3,156,681	$9,484,385	$10,934,694
COST OF SALES	$1,407,260	$1,337,237	$4,432,068	$4,651,256
GROSS PROFIT	$1,766,436	$1,819,444	$5,052,317	$6,283,438

SALES AND MARKETING	$974,967	$780,249	$2,919,510	$2,456,253
RESEARCH AND DEVELOPMENT	$606,141	$368,788	$1,580,496	$1,169,607
GENERAL AND ADMINISTRATIVE	$380,682	$349,729	$1,264,358	$1,305,192

TOTAL OPERATING EXPENSES	$1,961,790	$1,498,766	$5,764,364	$4,931,052
INCOME FROM OPERATIONS	($195,355)	$320,678	($712,048)	$1,352,386
INTEREST AND OTHER EXPENSE, NET	($41,325)	$46,304	($52,226)	$153,628
NET INCOME BEFORE INCOME TAXES	($236,680)	$366,982	($764,274)	$1,506,014
INCOME TAXES	($2,083)	($23,358)	($946)	($51,540)
NET INCOME	($238,763)	$343,624	($765,220)	$1,454,474

BASIC NET INCOME PER SHARE	($0.01)	$0.02	($0.05)	$0.09

SHARES USED IN THE CALCULATION OF BASIC EARNINGS PER SHARE	16,866,831	16,827,122	16,866,831	16,627,821

DILUTED NET INCOME PER SHARE	($0.01)	$0.02	($0.05)	$0.08

SHARES USED IN THE CALCULATION OF DILUTED EARNINGS PER SHARE	16,866,831	17,925,671	16,866,831	18,092,671

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